Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

1-800-FLOWERS.COM, Inc.

Jericho, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.333-259759, No.333-54590, 333-119999, 333-164727 and 333-192304) of 1-800-FLOWERS.COM, Inc. and Subsidiaries of our reports dated September 16, 2022, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of 1-800-FLOWERS.COM, Inc. and Subsidiaries internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of July 3, 2022.

/s/ BDO USA, LLP

Melville, New York

September 16, 2022